165



                              AMENDED AND RESTATED
                            DEFERRED SHARES AGREEMENT
                              FOR MARK D. THOMPSON


          WHEREAS, Mark D. Thompson ("Employee") and Cardinal Realty Services, Inc. ("Company") have heretofore entered into that certain Employment Agreement dated as of April 1, 1996, as amended (as the same may be further amended, restated, amended and restated, modified or supplemented from time to time from and after the date hereof (and, for purposes of this agreement, irrespective of the fact that such Employment Agreement may have expired at any time while this agreement remains in effect), (the "Employment Agreement") as well as that certain Deferred Shares Agreement dated as of April 15, 1996;

         WHEREAS, Company has established its Executive Deferred Compensation Plan dated as of April 18, 1996 ("Deferred Compensation Plan") and Employee is entitled to participate in the Deferred Compensation Plan in accordance with its terms;

         WHEREAS, pursuant to the Plan, the Company has further entered into that certain Executive Deferred Compensation Rabbi Trust Agreement (the "Trust") with The Provident Bank, a state-chartered bank, as trustee thereunder ("Trustee");

         WHEREAS, in accordance with the terms of the Deferred Compensation Plan, Employee has elected to cause that number of shares of the Company's common stock, without par value (the "Shares"), if any, which may otherwise become issuable to him as the "Stock Bonus" as defined in, and pursuant to the terms of, Section 3(b), clauses (iv) and (v), of the Employment Agreement and the Deferred Shares Agreement to be instead issued to the Trustee for Employee's benefit to be held by the Trustee in accordance with the terms of the Trust;

         WHEREAS, as a result of the Employee's election under the Deferred Compensation Plan, Employee and the Company have agreed to amend and restate the Deferred Shares Agreement hereby so that the Shares will be issued to the Trustee for Employee's benefit in accordance with the terms of the Deferred Compensation Plan (and the Trust) rather than directly to Employee pursuant to the Company's Amended and Restated 1992 Incentive Equity Plan as originally contemplated by the Deferred Shares Agreement.

         NOW, THEREFORE, pursuant to the Deferred Compensation Plan effective as of April 15, 1996 (the "Date of Grant"), the Company grants to Trustee for Employee's benefit under the terms of the Trust, the right to receive the Shares when and as issuable in accordance with the terms of the Employment Agreement and this agreement subject to the terms, conditions, limitations and restrictions hereinafter set forth. Terms used herein and not otherwise defined shall have the meanings assigned to them in the Deferred Compensation Plan or the Employment Agreement, as the case may be.

         1. Vesting of Awards. The Trustee's right to receive the Shares covered by this Agreement (any such Shares which are contemplated for future issuance to Trustee for the benefit of Employee hereunder being hereinafter collectively referred to as the "Deferred Shares") is conditioned upon the Company's attainment of EBITDA for its 1996 fiscal year (and any fiscal year thereafter in which the Employment Agreement remains in effect or in which Employee remains in the employ of the Company or a subsidiary of the Company) which represents a positive percentage increase in Comparative EBITDA as follows:

          (a)
                                                  Dollar Value of
                                                  Deferred Shares
          EBITDA expressed as                     Issuable Expressed as
          Percentage                              Percentage of Base
          of Comparison EBITDA                    Compensation
          --------------------------              ----------------------

          up to 103%                                  0

          greater than 103% up to 105%            Equivalent to Percentage
                                                  Increase in Comparison
                                                  EBITDA; plus, if applicable

          greater than 105% up to 110%            Additional Percentage Increase
                                                  in Comparison EBITDA
                                                  multiplied by 2; plus, if
                                                  applicable

          greater than 110%                       Additional Percentage Increase
                                                  in Comparison EBITDA
                                                  multiplied by 3, but not to
                                                  exceed 30% of Base
                                                  Compensation


         (b) The number of Shares issuable to Trustee will be determined by dividing (A) the dollar value of the Deferred Shares determined in accordance with the table above by (B) the closing price of the Company's Common Stock on the Nasdaq National Market System, or if the Company's Common Stock is not listed or admitted to trading in such system, the principal securities exchange on which the Common Stock is listed or admitted to trading on the last trading date in the period for which the dollar value of the Deferred Shares are calculated (i.e. December 31, March 31 or the last closing price for the Common Stock immediately preceding the date Employee ceases employment with the Company). Any Shares which Trustee is entitled to receive from the Company shall be issued within thirty (30) days after EBITDA is calculated from the applicable final audited year end income statements of the Company.

         (c) In the event of Employee's death or Permanent Disability (as defined hereinbelow) during the term of the Employment Agreement, the Trustee, Employee or his estate, as the case may be (to be determined pursuant to the provisions of the Deferred Compensation Plan then in effect), shall be entitled to receive a pro rata portion of the Shares, if any, applicable to the fiscal year in which such death or Permanent Disability occurs. Such pro rata portion of the Shares shall be determined by a multiplying a fraction (the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or Permanent Disability, as the case may be, and the denominator of which shall be three hundred sixty-five (365)) by the dollar value, if any, of the Deferred Shares that would have been issuable hereunder if Employee had remained employed under the Employment Agreement for the entire applicable fiscal year.

         (d) Following such death or Permanent Disability of Employee, the Shares, if any, shall be issued when and as provided in Section 1(b) of this Agreement.

         (e) For purposes of this Section 1, Employee's Permanent Disability shall be deemed to occur on the date after the first to occur of (i) ninety (90) consecutive days, or (ii) one hundred eighty (180) days cumulatively in any twelve (12) month period, of Employee's inability to provide the services required hereunder of him due to sickness or injury ("Permanent Disability").

         (f) In the event the Company terminates Employee's employment for "cause" (as defined in the Employment Agreement) Employee shall be entitled to no further benefits under this Agreement.

         (g) In the event that Employee's employment is terminated without cause during the Original Term or any Renewal Term of the Employment Agreement or in the event that the Original Term or any Renewal Term of the Employment Agreement shall have expired and shall not have been renewed and Employee thereupon ceases to be employed by the Company, the Trustee or Employee, as the case may be (to be determined pursuant to the provisions of the Deferred Compensation Plan as then in effect) shall be entitled to receive that number of Shares under this Agreement, issuable on account of the fiscal year in which such cessation of employment occurs, as determined under Sections 1(a) and 1(b) of this Agreement, but on a prorated basis calculated in the manner contemplated by Section 1(c) of this Agreement and issuable on the date contemplated by Section 1(b) of this Agreement.

         2. Restrictions on Transfer. The right to receive the Shares covered by this Agreement (in trust under the Trust Agreement or otherwise) may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Employee, except as provided under the terms of the Deferred Compensation Plan and the Trust. Any purported transfer, encumbrance or other disposition that is in violation of this Section 2 shall be null and void. When and as permitted by the Deferred Compensation Plan, the Committee may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Common Shares covered by this Agreement.

          3. Dividend, Voting and Other Rights. Unless and until thirty (30) days after Comparison EBITDA is finally determined on account of any fiscal year of the Company contemplated hereby and the Shares covered by this Agreement are issued in accordance with the terms of Section 1 of this Agreement, no such Shares shall be deemed to be issued or outstanding and neither the Trustee nor the Employee shall have any rights of ownership in such Shares nor shall have any right to vote them or to receive any dividends or other distributions thereon. From and after such time as any of the Shares shall have been issued to the Trustee in accordance with the terms of this Agreement and the Deferred Compensation Plan and the Trust, the Trustee shall be entitled to such dividend voting and other rights in respect of such shares as is provided in the Deferred Compensation Plan and the Trust so long as the Trustee shall continue to hold such Shares in trust for the benefit of the employee.

         4. Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of the Employee's rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 4(a) or 4(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Employee's rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

         5. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of the Common Shares or other securities pursuant to this Agreement, the Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

         6. Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of the Employee at any time.

         7. Relation to Other Benefits. Any economic or other benefit to the Employee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

         8. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         9. Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

         This Agreement is executed by the Company as of the 18th day of April, 1996, so as to be effective as of the 15th day of April, 1996.

                         CARDINAL REALTY SERVICES, INC.



                         By: /s/ John B. Bartling, Jr.,
                         ---------------------------------------------
                                 John B. Bartling, Jr., President and
                                 Chief Executive Officer

         The undersigned Employee hereby acknowledges receipt of an executed original of this Agreement and accepts the beneficial, deferred right to receive the Shares or other securities covered hereby, subject to the terms and conditions of the Deferred Compensation Plan and the terms and conditions hereinabove set forth.

         Employee acknowledges that he has been advised that the shares of Shares to be issued pursuant to this Agreement will not have been registered under the Securities Act of 1933 and agrees that he will not make any disposition of such shares unless either (a) such shares have been registered under said Act or (b) an exemption from the registration provisions of said Act is applicable to the Trustee's or Employee's proposed disposition of such shares, as the case may be. Employee understands that the certificates for such shares may bear a legend substantially as follows:

                    The shares evidenced by this Certificate have not been registered under the Securities Act of 1933. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such shares may legally be sold or otherwise transferred without such registration.


                                        /s/ Mark D. Thompson
                                        --------------------------------------
                                            Mark D. Thompson

                                            Date: April 18, 1996
                                            Effective as of April 15, 1996


                                       -6-